DLJ Winthrop Fixed Income Fund

10f-3 Report

May 1, 1999 - October 31, 1999

Issuer:  Household Finance Co.
         6% 05/01/04
Trade Date:  4/23/99
3 years operations
Selling Broker:  JP Morgan
Face Amount:  $2 Million
Purchase Price:  $99.98
$ Commission: $0.35
Commission %: 0.35%
% of Total Assets:  3.82%
% of Issue:  0.2%

Securities are part of an issue registered under the Securities
Act of 1933 (the "1933 Act") that is being offered to the public.

% of Issue represents purchases by all affiliated funds: may not exceed 4% of the principal amount of the offering or $500,000 in principal amount, whichever is greater, but in no event, greater than 10% of the principal amount of the offering.